Exhibit (h)(18)
Calamos Investment Trust
Amendment to Transfer Agent Servicing Agreement
     THIS AMENDMENT dated as of this 16th day of December, 2009 to the Transfer Agent Servicing Agreement, dated as of January 1, 2007, as amended May 8, 2007, June 15, 2007, March 7, 2008 and October 22, 2008, January 16, 2009, June 17, 2009, September 16, 2009 (the “Agreement”), is entered into by and among CALAMOS INVESTMENT TRUST, a Massachusetts business trust, CALAMOS ADVISORS TRUST, a Massachusetts business trust (collectively the “Trusts”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
     In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendments to the Agreement:
     1. Exhibit A of the Agreement is hereby changed as follows:
The Calamos Fund Complex shall mean:
Calamos Investment Trust
Calamos Growth Fund
Calamos Blue Chip Fund
Calamos Value Fund
Calamos Growth & Income Fund
Calamos International Growth Fund
Calamos Global Growth & Income Fund
Calamos High Yield Fund
Calamos Convertible Fund
Calamos Market Neutral Income Fund
Calamos Multi-Fund Blend
Calamos Global Equity Fund
Calamos Total Return Bond Fund
Calamos Evolving World Growth Fund
Calamos Discovery Growth Fund
Calamos Advisors Trust
Calamos Growth and Income Portfolio
     2. All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.
[SIGNATURE PAGE FOLLOWS]

     Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.
Dated: December 16, 2009

Calamos Investment Trust

By:	/s/ Stathy Darcy

Name: Stathy Darcy
Title: Secretary

Calamos Advisors Trust

By:	/s/ Stathy Darcy

Name: Stathy Darcy
Title: Secretary

U.S. Bancorp Fund Services LLC

By:	/s/ Ian Martin

Name: Ian Martin
Title: Executive Vice President